FOR IMMEDIATE RELEASE

April 1, 2010

Contact Investor Relations:

William McKay, Chief Executive Officer
626-755-1211
wrmckay@gmail.com

Trans-Pacific Aerospace Company, Inc. Partners with Godfrey (China) Ltd.;
Godfrey Raises $1.2 Million to Launch Manufacturing Facility in China

SAN JUAN CAPISTRANO, CA— April 1, 2010 -- Trans-Pacific Aerospace Company, Inc. (OTCBB:TPAC.OB) announced today that it has acquired a 25% ownership interest in Godfrey (China) Limited, a Hong Kong corporation, in exchange for its technology used for the design and production of SAE-AS81820, 81934 and 81935 self-lubricated spherical bearings, bushings and rod-end bearings.   To date, Godfrey has raised $1.2 million to fund operating expenses and the establishment of a manufacturing facility in Zhongshan, Guangdong, China.  Trans-Pacific Aerospace’s CEO, Bill McKay, will serve as the chief executive officer of Godfrey.

"We're delighted to join forces with Godfrey," commented McKay, "as it gives us a local partner with the capital to take our products into the qualification and manufacturing stages."

Trans-Pacific Aerospace Company plans to use its proprietary aerospace bearing technologies to manufacture and sell component parts for both new commercial aircraft and spares for the existing commercial fleet, initially through a joint venture in China. The component parts are referred to as self-lubricating spherical bearings, and they help with several flight critical tasks including aircraft flight controls and landing gears.

Information About Forward-Looking Statements

This press release contains or incorporates by reference “forward-looking statements” including certain information with respect to plans and strategies of Trans-Pacific Aerospace Company, Inc.  For this purpose, any statements contained herein or incorporated herein by references that are not statements of historical fact may be deemed forward looking statements.  Without limiting the foregoing, the words “believes,” “suggests,” “anticipates,” “plans,” “expects,” and similar expressions are intended to identify forward looking statements.  There are a number of events or actual results of Trans-Pacific Aerospace Company, Inc. operations that could differ materially from those indicated by such forward-looking statements.

###